Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-283708, 333-290306, and 333-291926), Form S-3 (File No. 333-265691, and 333-269088) and Form S-8 (File No. 333-249280, 333-249281, and 333-262090) of AIxCrypto Holdings, Inc. (the “Company”) of our report dated March 30, 2026 relating to the balance sheet of the Company as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes, included in AIxCrypto Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference of HTL International, LLC, as an independent registered public accounting firm, as expert in matters of accounting and auditing.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

March 30, 2026